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                                                                     EXHIBIT 4.4

NEITHER THIS DEBENTURE NOR ANY OF THE SECURITIES UNDERLYING THIS DEBENTURE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS DEBENTURE AND SUCH UNDERLYING SECURITIES MAY ONLY BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ACCORDANCE WITH SECTION 8 HEREOF AND IF THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE ISSUER AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SUCH ACT.


           12% SUBORDINATED CONVERTIBLE DEBENTURE DUE OCTOBER 31, 1997


$__________                                                    August 31, 1996


      ROLLERBALL INTERNATIONAL INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to ______________, or registered assigns (the "Holder"), the principal sum of _____________________________ DOLLARS
($__________) on ____________, 19__ (the "Maturity Date"), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the address of the Holder of this Debenture as recorded on the books of the Company, and to pay interest on the unpaid principal sum hereof from November 1, 1996, at an interest rate equal to 12% per annum payable on January 31, April 30 and July 31, 1997 and at maturity. This Debenture is issued pursuant to a Subscription Agreement, dated as of July 1996, between the Company and the initial Holder and is one of a duly authorized issue of 12% Subordinated Convertible Debentures Due October 31, 1997 of the Company (the "Debentures") offered pursuant to the Company's Private Placement Memorandum, dated July 1996.

1.    REDEMPTION AND OPTIONAL PREPAYMENT.

      The Company may not redeem or prepay all or any portion of this Debenture at any time prior to the Maturity Date without the prior consent of the Holder.

2.    EVENTS OF DEFAULT.

      If any of the following conditions or events (collectively, "Events of Default") shall occur and be continuing:

      (a) the Company shall default in the payment of any principal amount of this Debenture when the same shall become due and payable;

      (b) the Company shall default in the payment of any interest on this Debenture for more than five days after the same shall become due and payable;
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      (c)   the Company shall fail to cure any other breach of the terms of this
            Debenture within five (5) business days after receipt of written notice from the Holder of the occurrence of such breach; or

      (d) the Company (i) shall commence or be the debtor named in any case, proceeding or other action relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking its winding-up, liquidation or dissolution or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) shall make a general assignment for the benefit of its creditors, or (iii) shall become insolvent or be unable to, or shall admit in writing its inability to, pay its debts as they become due (a "Bankruptcy Default");

      then, the unpaid principal amount of this Debenture, together with all unpaid interest accrued thereon, shall automatically and immediately become due and payable.

3.    REMEDIES UPON DEFAULT.

      In case any Event of Default shall occur and be continuing, and subject to the provisions of Section 5 hereof, the Holder shall be entitled to pursue all such remedies as it may have at law, in equity or otherwise, whether for the specific performance or collection of this Debenture, for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby, by law or otherwise. The Company promises to pay to the Holder, on demand, all reasonable costs and expenses incurred by the Holder in connection with the collection and enforcement of this Debenture following the occurrence of an Event of Default, including, without limitation, all reasonable attorney's fees and expenses and all court costs, whether or not proceedings are brought.

4.    REGISTRY.

      Books for the registry of this Debenture shall be kept at the principal office of the Company located at 9255 Doheny Road, Suite 2705, Los Angeles, California 90069. No transfer of this Debenture shall be valid unless made on the Company's books at such office of the Company, by the registered Holder hereof in person or by an attorney duly authorized in writing.

5.    SUBORDINATION.

      By acceptance of this Debenture, the Holder hereby consents and agrees that the payment of principal of and interest on this Debenture is subordinated and made junior in right of payment to the prior payment in full of all Senior indebtedness (as defined below) under the following circumstances and limited to the extent hereinafter set forth:

      (a) Upon the occurrence and continuance of any Bankruptcy Default, no principal, interest or other sums payable on or in respect of this Debenture or the indebtedness


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            evidenced hereby shall be paid and the Company will not at any time make any payment of any kind to the Holder of or on account of all or any part of the indebtedness, obligations or liabilities due under this Debenture until all Senior Indebtedness has been paid in full.

      (b) Upon a default by the Company in the payment of any principal, interest or any other sum or obligation payable by the Company to any holder of Senior Indebtedness (a "Payment Default"), then, unless and until such Payment Default shall have been cured or waived or shall have ceased to exist, the Company will not at any time make any payment of any kind to the Holder of or on account of all or any part of the indebtedness, obligations or liabilities due under this Debenture.

      (c) If a default in respect of Senior Indebtedness, other than a Bankruptcy Default or a Payment Default, shall occur and be continuing and the Holder shall have received from a holder of Senior Indebtedness or the trustee or representative thereof a standstill notice (a "Standstill Notice") by which the holder of the Senior Indebtedness or the trustee or representative thereof declares a default (other than a Bankruptcy Default or a Payment Default) under any of the Senior Indebtedness then, for a period of 180 days (the "Standstill Period") commencing on the date on which such Standstill Notice shall be received by the Holder, unless and until such default shall have been cured or waived or shall have ceased to exist, the Company will not at any time during the Standstill Period make any payment of any kind to the Holder of or on account of all or any part of the indebtedness, obligations or liabilities due under this Debenture.

      (d) In case any direct or indirect payment or distribution shall be received by the Holder in contravention of the provisions of paragraphs (a) through (c) of this Section 5, then and in any such event such payment or distribution shall be held in trust for and shall be paid over or delivered to the holders of the Senior Indebtedness, as their interests may appear, until all Senior Indebtedness shall have been paid in full.

      (e) For purposes of this Debenture, "Senior Indebtedness" shall mean all indebtedness, obligations and liabilities howsoever created arising or evidenced, whether direct or indirect, existing on the date of this Debenture or arising from time to time hereafter of the Company to any federal or state chartered banking institution or association.

6.    CONVERSION.

      (a) Subject to the terms and provisions of this Section 6, the outstanding principal amount of this Debenture shall be automatically converted, upon the effectiveness of the Company's registration statement (the "Registration Statement") for its initial public offering of shares of its common stock, par value $.001 per share ("Common Stock"), into (i) that number of fully paid and non-assessable whole shares of Common Stock (the "Conversion Shares") as is obtained by dividing the outstanding


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            principal amount of this Debenture by 80% of the per share initial public offering price (the "IPO Price") of the Common Stock, and
            (ii) three year warrants, substantially in the form of Exhibit A to this Debenture (the "Warrants"), to purchase an additional number of shares of Common Stock (the "Warrant Shares"), initially equal to one-half (1/2) of the number of Conversion Shares at an exercise price initially equal to 120% of the IPO Price, as such number of Warrant Shares and exercise price may be adjusted in accordance with the terms of the Warrants.

      (b) Upon the effectiveness of the Registration Statement, the Company shall promptly deliver notice thereof to the Holder. The Holder shall thereafter promptly surrender this Debenture for conversion to the Company at its principal office.

      (c) As promptly as practicable after the surrender of this Debenture for conversion, the Company shall deliver or cause to be delivered to the Holder, or its designees, (i) certificates representing the Conversion Shares and (ii) Warrants to purchase the Warrant Shares, together with any accrued interest on this Debenture and a cash adjustment in respect of any fraction of a share of Common Stock to which the Holder would otherwise be entitled. Such conversion shall be deemed to have been effected simultaneously with the effectiveness of the Registration Statement (the "Conversion Date"), so that the person or persons entitled to receive the Conversion Shares and Warrants upon conversion of this Debenture shall be treated for all purposes as having become the record holder or holders of such Conversion Shares and Warrants at such time. So long as this Debenture or the Warrants are outstanding, the Company shall not close its stock transfer books. The issuance of certificates for the Conversion Shares and the Warrants shall be made without charge to the Holder of any tax in respect of the issuance of such certificates and Warrants; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of any certificate or Warrant in a name other than that of the Holder of this Debenture.

      (d) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture and the exercise of the Warrants, the full number of shares of Common Stock then deliverable upon the conversion of the entire principal amount of this Debenture and the exercise of all Warrants underlying this Debenture. The Company shall take at all times such corporate action as shall be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Debenture and the exercise of all Warrants underlying this Debenture in accordance with the provisions hereof and thereof.

7.    REGISTRATION RIGHTS.

      The holders of the Conversion Shares and the Warrant Shares shall be entitled to the


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      registration rights provided for in the Registration Rights Agreement between the Company and the original Holder of this Debenture. A copy of such Registration Rights Agreement is on file at the offices of the Company.

8.    TRANSFERABILITY.

      Neither this Debenture, nor any of the Conversion Shares, Warrants or Warrant Shares, may be sold, transferred, assigned, pledged or disposed of by the Holder (including, without limitation, transfers and dispositions by gift or by a corporation or other entity as a distribution) without the prior written consent of the Company. In addition, any such request by the Holder to sell, transfer, assign, pledge or dispose of this Debenture, or any of the Conversion Shares, Warrants or Warrant Shares, must be accompanied by an opinion of counsel satisfactory to the Company to the effect that such sale, transfer, assignment, pledge or disposition is exempt from the provisions of Section 5 of the Securities Act pf 1933, as amended.

9.    MISCELLANEOUS.

      (a) Any notice, demand, request and other communications to be sent pursuant to this Debenture shall be sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier (i) if to the Company, at the address set forth in Section 4 hereof, and (ii) if to the Holder, at the last address of the Holder as it shall appear on the registry books of the Company. Such notice shall be deemed given when so mailed, provided that notice of change of address shall be effective only upon receipt.

      (b) This Debenture and its validity, construction and performance shall be governed in all respects by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

      (c) In any case where the scheduled payment date of interest on or principal of this Debenture shall not be a business day, then the payment thereof shall be made on the next succeeding business day, with the same force and effect as if made on the scheduled paymcnt date.

      (d) This Debenture shall not be changed, modified or amended except by a writing signed by the party to be charged and this Debenture may not be discharged except by performance in accordance with its terms.

      (e) If any provision of this Debenture shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture, and this Debenture shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.


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      (f)   The parties hereto hereby waive demand, presentment, notice of non-payment, protest and notice of protest, diligence, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Debenture.

      (g) The headings of this Debenture are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

      (h) If this Debenture is mutilated, lost, stolen or destroyed, the Company may issue a new Debenture of like form and maturity to the Holder hereof upon presentment and surrender of the mutilated Debenture, in case of mutilation, and upon receipt of evidence of loss, theft or destruction and of indemnity in all other cases, each in form satisfactory to the Company.

      IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the day and year first above written.

                                          ROLLERBALL INTERNATIONAL INC.


                                          By:_________________________________
                                                Jack Forcelledo
                                                President


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